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                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 OCCULOGIX, INC.

      OccuLogix, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

      FIRST: The name of the Corporation is OccuLogix, Inc. The Corporation was originally incorporated under the name Vascular Sciences Corporation in the State of Delaware on June 5, 2002. An Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Delaware Secretary of State on July 16, 2002. An Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Delaware Secretary of State on July 25, 2002. A Certificate of Amendment to the Certificate of Incorporation was filed in the office of the Delaware Secretary of State on August 27, 2003. On July 29, 2004, the Corporation changed its name by filing a Certificate of Amendment in the office of the Delaware Secretary of State.

      SECOND: This Amended and Restated Certificate of Incorporation was proposed by the Board of Directors of the Corporation and adopted by the stockholders of the Corporation in the manner and by the vote prescribed by
Section 228 of the Delaware General Corporation Law, and is as follows:



                                   ARTICLE I

      The name of this corporation is OccuLogix, Inc. (hereinafter sometimes referred to as the "Corporation").


                                   ARTICLE II

      The address of the Corporation's registered office in the State of Delaware is 9 East Lockerman Street, Dover, Delaware, 19901, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.


                                  ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the "DGCL").

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                                   ARTICLE IV

      The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and " Preferred Stock." The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is eighty-five million (85,000,000), of which seventy-five million (75,000,000) shares, par value $0.001 per share, shall be common stock (the "Common Stock") and ten million (10,000,000) shares, par value $0.001 per share, shall be preferred stock (the "Preferred Stock").

            A.    COMMON STOCK.

                  1. Dividend Rights. The holders of shares of Common Stock may be entitled to receive as, if and when declared by the Board of Directors, out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

                  2. Liquidation. Upon the voluntary or involuntary liquidation, sale, merger, consolidation, dissolution or winding up of the Corporation, holders of shares of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

                  3.    Redemption. The Common Stock is not redeemable.

                  4. Voting Rights. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have the right to one vote in respect of each share of Common Stock held, and shall be entitled to notice of any stockholders meeting in accordance with the By-Laws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. There shall be no cumulative voting.

                  5. Issuance. Additional shares of authorized Common Stock will be issued, as determined by the Board of Directors from time to time, without approval of holders of the Common Stock, except as may be required by applicable law or the rules of any stock exchange or automated quotation system on which the Corporation's securities may be listed or traded.

            B.    PREFERRED STOCK.

                  1. ISSUANCE. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. All shares of any one series of the Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends, if any, thereon shall be cumulative, if made cumulative. The voting powers, if any, and the designations, relative preferences, participating, optional or other special rights or privileges of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.


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                  2.    AUTHORITY OF THE BOARD OF DIRECTORS. The Board of
Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of the Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors of the Corporation the voting powers, if any, and the designations, relative preferences, participating, optional or other special rights or privileges, and the qualifications, limitations or restrictions of such series, including, but without limiting the generality of the foregoing, the following:

                        (a) The distinctive designation of, and the number of shares of the Preferred Stock which shall constitute such series. The designation of a series of preferred stock need not include the words "preferred" or "preference" and may be designated "special" or other distinctive term. Unless otherwise provided in the resolution issuing such series, the number of shares of any series of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the Board of Directors in the manner prescribed by law;

                        (b) The rate and times at which, and the terms and conditions upon which, dividends, if any, on the Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, or series of the same or other classes of stock and whether such dividends shall be cumulative or non-cumulative and, if cumulative, the date from which such dividends shall be cumulative;

                        (c) Whether the series shall be convertible into, or exchangeable for, at the option of the holders of the Preferred Stock of such series or the Corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the terms and conditions of such conversion or exchange, including provisions for the adjustment of any such conversion rate in such events as the Board of Directors shall determine;

                        (d) Whether or not the Preferred Stock of such series shall be subject to redemption at the option of the Corporation or the holders of such series or upon the happening of a specified event, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, the Preferred Stock of such series may be redeemed;

                        (e) The rights, if any, of the holders of the Preferred Stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up, of the Corporation;

                        (f) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series; and


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                        (g)   Subject to subparagraph 5 of Paragraph C hereof,
whether such series of the Preferred Stock shall have full, limited or no voting powers including, without limiting the generality of the foregoing, whether such series shall have the right, voting as a series by itself or together with other series of the Preferred Stock or all series of the Preferred Stock as a class, to elect one or more directors of the Corporation if there shall have been a default in the payment of dividends on any one or more series of the Preferred Stock or under such other circumstances and on such conditions as the Board of Directors may determine.

            C.    OTHER PROVISIONS.

      1. No holder of any of the shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Corporation of any class or series, or carrying any right to purchase stock of any class or series, but any such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations (including such holders or others) and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

      2. The relative powers, preferences and rights of each series of the Preferred Stock in relation to the powers, preferences and rights of each other series of the Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in Paragraph B hereof. The consent, by class or series vote or otherwise, of the holders of such of the series of the Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of the Preferred Stock whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in the resolution or resolutions as to any series of the Preferred Stock adopted pursuant to Paragraph B hereof, the conditions, if any, under which the consent of the holders of a majority (or such greater proportion as shall be fixed therein) of the outstanding shares of such series shall be required for the issuance of any or all other series of the Preferred Stock.

      3. Subject to the provisions of subparagraph 2 of this Paragraph C, shares of any series of the Preferred Stock may be issued from time to time as the Board of Directors of the Corporation shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.


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      4.    Shares of authorized Common Stock may be issued from time to time as the Board of Directors of the Corporation shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

      5. The number of authorized shares of Common Stock and of the Preferred Stock, without a class or series vote, may be increased or decreased from time to time (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon.


                                   ARTICLE V

      Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of Board of Directors of the Corporation need not be by written ballot.


                                   ARTICLE VI

      The affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required in order for the stockholders to make, adopt, amend, alter, repeal and rescind any provisions of the Amended and Restated Certificate of Incorporation.


                                  ARTICLE VII

      The Board of Directors of the Corporation is expressly authorized to make, adopt, amend, alter, repeal, and rescind the By-Laws of the Corporation. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required in order for the stockholders to make, adopt, amend, alter, repeal and rescind any provisions of the By-Laws which is to the same effect as
Article VII.


                                 ARTICLE VIII

      The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit of proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person, is or was a director, officer, employee or agent of the Corporation, or is or was serving a the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if


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the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding has no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

      The right to indemnification conferred in the Article VIII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided , however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VIII or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

      If a claim under the preceding paragraph of this Article VIII is not paid in full by the Corporation within thirty (30) calendar days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this
Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any


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statute, provision of the Amended and Restated Certificate of Incorporation,
By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

      The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

      The Board of Directors may take such action as it deems necessary to carry out the indemnification provisions herein, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. The Board of Directors may also adopt By- Laws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment or repeal of these indemnification provisions, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with these indemnification provisions, shall eliminate or reduce any rights to indemnification relating to the indemnitee's status or activities prior to such amendment, repeal or adoption.

      A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions by the stockholders of the Corporation or the adoption of any provision which is inconsistent with this provision, shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.


                                   ARTICLE IX

      Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, may be taken without a meeting, without prior written notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an office or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.


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      Meetings of stockholders may be held within or without the State of
Delaware, as the By-Laws may provide. Special meetings of the stockholders may be called by the Chairman of the Board of Directors or by a majority of the Board of Directors or holders of at least two-thirds of our outstanding voting stock.


                                    ARTICLE X

      The Corporation elects not to be governed by Section 203 of the DGCL until the first date on which TLC Vision, Inc., and its affiliates cease to beneficially own 15% or more of the total voting power of the Voting Stock, at which date Section 203 of the DGCL shall apply prospectively to the Corporation (such that any person who, as of such date would be an "interested stockholder" under Section 203 of the DGCL will not be deemed to be an "interested stockholder" until such time as such person acquires an additional share of Common Stock).


                                   ARTICLE XI

      The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.


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      IN WITNESS WHEREOF, OccuLogix, Inc., has caused this Amended and Restated
Certificate of Incorporation to be signed as of November __, 2004.

                                        OCCULOGIX, INC.



                                        By:
                                            ------------------------------------
                                        Name:  Elias Vamvakas
                                        Title: Chief Executive Officer
                                               and Secretary


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